Exhibit 10.1

FORM OF MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made as of               , 2009 by and among BAYVIEW FUND MANAGEMENT, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”), BAYVIEW MORTGAGE CAPITAL, INC., a Maryland corporation (the “Company”), and each Subsidiary (as defined below) of the Company that becomes a party to the Agreement (as defined below) pursuant to Section 29.

WHEREAS, the Company intends to elect to be taxed as a “real estate investment trust” (“REIT”) as defined under the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company and the Subsidiaries each desire to retain the Manager to administer its business activities and day-to-day operations and to provide the investment advisory and other services described herein to the Company and the Subsidiaries on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. The following terms have the following meanings assigned to them:

(a) “Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(b) “Agreement” means this Management Agreement, as amended from time to time.

(c) “Assets” means the assets of the Company and each Subsidiary, as applicable.

(d) “BAM” means Bayview Asset Management, LLC.

(e) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(f) “Base Management Fee” means a base management fee equal to 1.50% per annum, calculated and paid (in cash) quarterly in arrears, of the Stockholders’ Equity.

(g) “Board of Directors” means the Board of Directors of the Company.

(h) “Change of Control” means the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, or BAM, taken as a whole, to any Person other than BAM (in the case of the Manager) or any of its respective Affiliates; or

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than BAM (in the case of the Manager) or any of its respective Affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting capital interests of the Manager or BAM.

(i) “Closing Fee” means $250.

(j) “CMBS” means commercial mortgage-backed securities.

(k) “Code” has the meaning set forth in the recitals of the Agreement.

(l) “Commissions” means commission fees paid by the Company to the Manager, which vary in amount based on the size of the transaction and may vary depending on BAM’s commission policies; provided that such fees must be fair and reasonable and are no more favorable than would be paid to unrelated third-party sales employees in a comparable arm’s-length transaction. The current indicative amounts based on the aggregate principal balances, or face amounts, are (i) less than $10,000,000, 0.5% of such principal balance, (ii) between $10,000,000 and $50,000,000, 0.25% of such principal balance, and (iii) greater than $50,000,000, 0.125% of such principal balance.

(m) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(n) “Company” has the meaning set forth in the preamble of the Agreement.

(o) “Company Account” has the meaning set forth in Section 5 of the Agreement.

(p) “Company Indemnified Party” has the meaning set forth in Section 11(b) of the Agreement.

(q) “Core Earnings” is defined as GAAP net income (loss) excluding non-cash equity compensation expense and excluding any unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. Core Earnings shall be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Independent Directors and after approval by a majority of the Independent Directors. Any amounts that the Company pays to BAM and the underwriters of the Company’s initial public offering relating to the conditional payment of the underwriting discount shall be excluded from the calculation of Core Earnings.

(r) “Diligence Fee” means $250, or such other amount as may be determined from time to time upon agreement of the Manager and the Company.

(s) “Effective Termination Date” has the meaning set forth in Section 13(a) of the Agreement.

(t) “Equity Investment Fees” has the meaning set forth in Section 8(a)(iv) of the Agreement.

(u) “Excess Equity Investment Fees” has the meaning set forth in Section 8(a)(iv) of the Agreement.

(v) “Excess Funds” has the meaning set forth in Section 2(m) of the Agreement.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Expenses” has the meaning set forth in Section 9 of the Agreement.

(y) “GAAP” means generally accepted accounting principles, as applied in the United States.

(z) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(aa) “Guidelines” has the meaning set forth in Section 2(b)(i) of the Agreement.

(bb) “Incentive Compensation” means an incentive management fee that is payable (in cash) quarterly in arrears in an amount equal to 20% of the dollar amount by which Core Earnings, on a rolling four-quarter basis and before the Incentive Compensation, exceeds the product of (1) the weighted average of the issue price per share of all of the Company’s public offerings multiplied by the weighted average number of shares of Common Stock outstanding (including any restricted stock units, any restricted shares of Common Stock and other shares of Common Stock underlying outstanding awards granted under the Company’s equity incentive plans) in the four-quarter period and (2) 8%.

(cc) “Indemnitee” has the meaning set forth in Section 11(b) of the Agreement.

(dd) “Indemnitor” has the meaning set forth in Section 11(c) of the Agreement.

(ee) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(ff) “Initial Term” has the meaning set forth in Section 13(a) of the Agreement.

(gg) “Insider Trading Policy” means the Company’s Insider Trading Policy, adopted by the Board of Directors on [            ], 2009.

(hh) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(ii) “Losses” has the meaning set forth in Section 11(a) of the Agreement.

(jj) “Manager” has the meaning set forth in the preamble of the Agreement.

(kk) “Manager Indemnified Party” has the meaning set forth in Section 11(a) of the Agreement.

(ll) “Monitoring Services” has the meaning set forth in Section 2(b) of the Agreement.

(mm) “MOSA” means a mortgage loan origination and servicing agreements.

(nn) “Notice of Proposal to Negotiate” has the meaning set forth in Section 13(a) of the Agreement.

(oo) “NYSE” means the New York Stock Exchange LLC.

(pp) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(qq) “Portfolio Management Services” has the meaning set forth in Section 2(b) of the Agreement.

(rr) “REIT” has the meaning set forth in the recitals of the Agreement.

(ss) “Renewal Term” has the meaning set forth in Section 13(a) of the Agreement.

(tt) “RMBS” means residential mortgage-backed securities.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Stockholders’ Equity”, for purposes of calculating the Base Management Fee, means:

(A) the sum of the net proceeds from any issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus

(B) the Company’s consolidated retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(C) any amount that the Company pays for repurchases of shares of its Common Stock (to the extent such amounts were not charged to retained earnings), excluding unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP (regardless of whether such items are included in other comprehensive income or loss, or in net income), and excluding

(D) one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between the Manager and the Company’s Independent Directors and approval by a majority of the Company’s Independent Directors.

Any amounts that the Company pays to BAM and the underwriters of the Company’s initial public offering relating to the conditional payment of the underwriting discount shall be included in stockholders’ equity only from and after the payment thereof.

(ww) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

(xx) “Termination Fee” has the meaning set forth in Section 13(b) of the Agreement.

(yy) “Termination Notice” has the meaning set forth in Section 13(a) of the Agreement.

(zz) “Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

SECTION 2. APPOINTMENT AND DUTIES OF THE MANAGER.

(a) The Company and each Subsidiary that becomes a party to this Agreement each hereby appoints the Manager to manage the Assets and the day-to-day operations of the Company and each Subsidiary that becomes a party to this Agreement subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. Unless otherwise provided, the appointment gives the Manager discretionary authority over the Assets and in the performance of the Portfolio Management Services, as defined below. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Manager, in its capacity as manager of the Assets and the day-to-day operations of the Company and its Subsidiaries, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company and its Subsidiaries may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the Assets and operations of the Company and its Subsidiaries as may be appropriate, including, without limitation:

(i) serving as consultant for the Company and its Subsidiaries with respect to the periodic review of the investment criteria and parameters for the Assets, borrowings and operations, any modifications to which shall be approved by a majority of the Independent Directors (such policy guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

(ii) investigating, analyzing and selecting possible asset acquisition opportunities and acquiring, financing, retaining, selling, restructuring, or disposing of Assets consistent with the Guidelines;

(iii) representing and making recommendations to the Company in connection with the purchase and finance and commitment to purchase and finance Assets and the sale and commitment to sell such Assets;

(iv) with respect to prospective purchases, sales, or exchanges of Assets, conducting negotiations, on behalf of the Company and its Subsidiaries, with sellers and purchasers and their respective agents, representatives and investment bankers;

(v) negotiating and entering into, on behalf of the Company and its Subsidiaries, and at the Company’s expense, credit finance agreements, repurchase agreements, securitizations, loans and other financings provided by the sellers of Assets acquired by the Company, interest rate swap agreements, warehouse facilities, agreements relating to borrowings under programs established by the U.S. Government and other agreements and instruments required for the Company and its Subsidiaries to conduct their business;

(vi) engaging and supervising, on behalf of the Company and its Subsidiaries, and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, and all other services as may be required relating to the Company’s and the Subsidiaries’ operations or Assets (or potential Assets);

(vii) advising the Company and its Subsidiaries on, preparing, negotiating and entering into, on the Company’s behalf, applications and agreements relating to financing, mortgage-related programs or other programs established by the U.S. Government;

(viii) coordinating and managing operations of any joint venture or co-investment interests held by the Company and its Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(ix) providing executive and administrative personnel, office space and office services required in rendering services to the Company and its Subsidiaries;

(x) administering the day-to-day operations of the Company and its Subsidiaries and performing and supervising the performance of such other administrative functions necessary in the management of the Company and its Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues, services in respect of any equity incentive plans and the payment of the Company’s and its Subsidiaries’ debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

(xi) communicating on behalf of the Company and its Subsidiaries with the holders of any equity or debt securities of the Company and its Subsidiaries as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xii) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and its Subsidiaries, consistent with such strategies, as so modified from time to time, with the Company’s status as a REIT, and with the Guidelines;

(xiv) counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xv) counseling the Company and its Subsidiaries regarding Asset holdings in order for the Company or any Subsidiary not to fall within the definition of “investment company” under the Investment Company Act or otherwise satisfying an exemption or exclusion from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that the Investment Company Act and using commercially reasonable efforts to cause the Company and its Subsidiaries to maintain such exemption from the registration as an investment company under the Investment Company Act;

(xvi) assisting the Company and its Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the investment objectives of the Company and its Subsidiaries and making available to the Company and its Subsidiaries its knowledge and experience with respect to mortgage loans, real estate, RMBS, CMBS and other real estate-related securities, other real estate-related assets and non-real estate related assets;

(xvii) furnishing reports and statistical and economic research to the Company and its Subsidiaries regarding the activities of the Company and its Subsidiaries and the services performed for the Company and its Subsidiaries by the Manager;

(xviii) monitoring the operating performance of the Assets and providing periodic reports with respect to Asset performance to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xix) investing and re-investing any moneys and securities of the Company and its Subsidiaries (including investing Assets in short-term financial instruments pending investment of such Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and its Subsidiaries) and advising the Company and its Subsidiaries as to its capital structure and capital raising activities;

(xx) causing the Company and its Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, a domestic taxable REIT subsidiary, and to conduct quarterly compliance reviews with respect thereto;

(xxi) assisting the Company and its Subsidiaries in qualifying to do business in all jurisdictions in which such qualification is required or advisable and to obtain and maintain all appropriate licenses;

(xxii) assisting the Company and its Subsidiaries in complying with all regulatory requirements applicable to the Company and its Subsidiaries in respect of its business activities, including preparing or causing the preparation of all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act or by the NYSE;

(xxiii) assisting the Company and its Subsidiaries in taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code applicable to REITs;

(xxiv) placing, or arranging for the placement of, all portfolio management orders pursuant to the Manager’s investment determinations for the Company and its Subsidiaries either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer);

(xxv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and its Subsidiaries may be involved or to which the Company may be subject arising out of the day-to-day operations of the Company and its Subsidiaries (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxvi) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company and its Subsidiaries to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxvii) representing and making recommendations to the Company and its Subsidiaries in connection with the purchase and finance of, and commitment to purchase and finance, mortgage loans (including on a portfolio basis), real estate, RMBS, CMBS and other real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxviii) advising the Company and its Subsidiaries with respect to and structuring long-term financing vehicles for the portfolio of Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxix) serving as the consultant for the Company and its Subsidiaries with respect to decisions regarding any of its financings, hedging activities or borrowings undertaken by the Company and its Subsidiaries including (1) assisting the Company and its Subsidiaries in developing criteria for debt and equity financing that is specifically tailored to their investment objectives; and (2) advising the Company and its Subsidiaries with respect to obtaining appropriate financing for their Assets;

(xxx) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company and its Subsidiaries;

(xxxi) performing such other services as may be required from time to time for management and other activities relating to the Assets and business of the Company and its Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxxii) using commercially reasonable efforts to cause the Company and its Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and its Subsidiaries with respect to the Assets. Such services will include, but not be limited to: (i) consulting with the Company and its Subsidiaries on the purchase and sale of portfolio Assets; (ii) identifying other investment opportunities in connection with managing the portfolio of Assets; (iii) collecting information on, and submitting reports pertaining to Assets, interest rates and general economic conditions; (iv) periodically reviewing and evaluating the performance of the portfolio of Assets; (v) acting as liaison between the Company and its Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of Assets; and (vi) performing other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and its Subsidiaries with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to: (i) negotiating MOSAs with third parties to originate, underwrite, conduct due diligence, close and service commercial real estate loans; (ii) acting as a liaison between the servicers of the assets and the Company and its Subsidiaries; (iii) reviewing servicers’ delinquency, foreclosure and other reports on the Assets; supervising claims filed under any insurance policies; and (iv) enforcing the obligation of any servicer to repurchase assets.

(c) For the period and on the terms and conditions set forth in this Agreement, the Company and each of its Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements and such other agreements, instruments and authorizations on its behalf on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and its Subsidiaries to provide property management, asset management, leasing, development and/or other services to the Company and its Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and its Subsidiaries; provided that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(e) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional service providers for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and its Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and its Subsidiaries, (ii) shall not result in an increased Base Management Fee, Incentive Compensation, or expenses to the Company, and (iii) shall be approved by a majority of the Independent Directors.

(f) The Manager may retain, for and on behalf and at the sole cost and expense of the Company and its Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, dealers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and its Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. The Company shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to comparable outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g) The Manager may effect transactions by or through the agency of another person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company as a whole and may contribute to an improvement in the performance of the Company or the Manager or its Affiliates in providing services to the Company on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(h) In executing portfolio transactions and selecting brokers or dealers, the Manager will use commercially reasonable efforts to seek on behalf of the Company and its Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including without limitation the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of transaction costs, including commissions, mark-ups, markdowns or other expenses, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(i) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and its Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to effect the best interests of the Company and its Subsidiaries.

(j) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and its Subsidiaries, prepare, or cause to be prepared, with respect to any investment, reports and other information with respect to such investment as may be reasonably requested by the Company.

(k) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and its Subsidiaries, all reports, financial or otherwise, with respect to the Company and its Subsidiaries reasonably required by the Board of Directors in order for the Company and its Subsidiaries to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and its Subsidiaries’ books of account by a nationally recognized independent accounting firm.

(l) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and its Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(m) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement (other than pursuant to Section 15(a)(vi)), the Manager shall not be required to expend money (“Excess

Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(n) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and its Subsidiaries’ sole cost and expense.

(o) The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Insider Trading Policy (collectively, the “Conduct Policies”) and agrees to require its officers and employees who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold officers and employees of the Manager to at least the standards of conduct set forth in the Conduct Policies.

SECTION 3. DEVOTION OF TIME; ADDITIONAL ACTIVITIES.

(a) The Manager will provide or cause to be provided the Company and its Subsidiaries with a management team, including a Chief Executive Officer and President, a Chief Financial Officer, and other support personnel, to provide the management services to be provided by the Manager to the Company and its Subsidiaries hereunder, the members of which team shall devote such of their time to the management of the Company and its Subsidiaries as the Board of Directors may reasonably determine to be commensurate with the level of activity of the Company and its Subsidiaries from time to time. None of the officers or employees of the Manager will be dedicated exclusively to the Company and its Subsidiaries.

(b) (i) Except to the extent set forth in clause (a) above, nothing in this Agreement shall (A) prevent the Manager, BAM or any of their Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, investments that meet the principal investment objectives of the Company and its Subsidiaries), whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company and its Subsidiaries or (B) in any way bind or restrict the Manager, BAM or any of their Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom the Manager, BAM or any of their Affiliates, officers, directors, employees or personnel may be acting, subject to the Company’s Insider Trading Policy.

(ii) The Manager serves as investment adviser to other funds and accounts, and its Affiliates manage their own accounts, and the Manager and its Affiliates may make investment decisions for their own accounts and for the accounts of others, including other funds, that may be different from, or competing with, those that will be made by the Manager for the Company. The Company is not required to participate in each suitable transaction identified by the Manager, but the Manager shall endeavor to allocate investments over time so that, on an overall aggregate basis, the Company equitably participates with the Manager’s other clients and funds in all such opportunities in accordance with the Manager’s then-prevailing allocation policy.

(iii) The Manager may at certain times be simultaneously seeking to purchase (or sell) investments from the Company and its Subsidiaries and sell (or purchase) the same investment for a similar entity, including other funds, for which it serves as asset manager now or in the future, or for its clients or Affiliates. All such activities will be conducted in accordance with the Manager’s then existing allocation policy (as such policy may be amended from time to time). In addition, the Manager and its Affiliates may buy securities from or sell securities to the Company and its Subsidiaries to the extent permitted by applicable law. The Manager may (but is not obligated to) aggregate securities trades of the Company and its Subsidiaries with securities trades of other clients of the Manager, if in the reasonable and sole determination of the Manager aggregating such trades will be of benefit to the Company and its Subsidiaries and the Manager’s other clients and if such aggregation will be consistent with the Manager’s duties of best execution.

(c) Managers, partners, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiary, such persons shall use their respective titles in the Company or the Subsidiary.

(d) Subject to Section 2(d), the Manager is authorized, for and on behalf of, and at the sole cost and expense of the Company and the Subsidiaries, to employ securities dealers for the purchase and sale of investments in accordance with the Manager’s soft dollar policy, as amended from time to time.

(e) The Company agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company in a timely manner or to deliver any financial statements or other reports with respect to the Company or any Subsidiary. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall use good faith reasonable efforts to promptly obtain such approval and shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

SECTION 4. AGENCY. The Manager shall act as agent of the Company and each Subsidiary in making, acquiring, financing and disposing of Assets, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company and each Subsidiary, supervising the performance of professionals engaged by or on behalf of the

Company and the Subsidiaries, and handling, prosecuting and settling any claims of or against the Company or Subsidiary, the Board of Directors, and holders of the Company’s and the Subsidiaries’ Assets.

SECTION 5. BANK ACCOUNTS. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6. RECORDS; CONFIDENTIALITY. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all information obtained relating exclusively to the Company or any Subsidiary in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to non-Affiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s and its Subsidiaries’ business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company or Subsidiary investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

SECTION 7. OBLIGATIONS OF MANAGER; RESTRICTIONS.

(a) The Manager shall require each seller or transferor of investment assets to the Company and its Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of the Company as a REIT under the Code, (iii) would adversely affect the status of the Company or the Subsidiary under the Investment Company Act or the Company’s or any Subsidiary’s reliance on any exemption from registration as an “investment company” under the Investment Company Act, or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(c) The Board of Directors will periodically review the Guidelines and the Company’s portfolio of Assets but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determine in their periodic review of the Guidelines and the Company’s portfolio of Assets that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, should be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(d) The Company shall not invest in any investment vehicle managed by the Manager or any Affiliate thereof, other than Bayview Acquisitions, LLC, unless (i) the investment is made in accordance with the Guidelines and (ii) such investment is approved in advance by a majority of the Independent Directors.

(e) The Manager at its cost and expense shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and its Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

SECTION 8. COMPENSATION.

(a) Base Management Fee.

(i) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Base Management Fee quarterly in cash in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect).

(ii) The Manager shall compute each installment of the Base Management Fee within thirty (30) days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable no later than the date which is five (5) business days after the date of delivery to the Board of Directors of such computations.

(iii) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

(iv) The Manager agrees to reduce each installment of the Base Management Fee (but not below zero) in respect of any equity investment made by the Company in any investment vehicle managed by BAM or any of its subsidiaries by the amount of the management and incentive fees paid during the period covered by such installment to BAM or any of its subsidiaries under the investment vehicle with regard to the Company’s equity investment (the “Equity Investment Fees”). If the Equity Investment Fees exceed the Base Management Fee during the period covered by such installment, such excess (the “Excess Equity Investment Fees”) shall reduce the Incentive Compensation for such period in accordance with Section 8(b)(v) below. The Manager’s Base Management Fee shall not be reduced in respect of any equity investment made by the Company in any investment vehicle managed by an entity other than BAM or any of its subsidiaries.

(b) Incentive Compensation.

(i) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Incentive Compensation quarterly in cash in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect).

(ii) The Manager shall compute each installment of the Incentive Compensation within thirty (30) days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) business days after the date of delivery to the Board of Directors of such computations.

(iii) For the initial four quarters following the date of the Agreement, Core Earnings will be calculated on the basis of each of the previously completed quarters on an annualized basis. Core Earnings for the initial quarter will be calculated from the settlement date of the Agreement through the end of the initial quarter on an annualized basis.

(iv) To the extent the Company has a net loss in Core Earnings from a period prior to the rolling four-quarter period that has not been offset by Core Earnings in a subsequent period, such loss will continue to be included in the rolling four-quarter calculation of the Incentive Compensation until such loss has been fully offset.

(v) The Manager agrees to reduce each installment of the Incentive Compensation (but not below zero) in respect of any equity investment made by the Company in any investment vehicle managed by BAM or any of its subsidiaries by the amount of the related Excess Equity Investment Fees during the period covered by such installment. The Manager’s Incentive Compensation shall not be reduced in respect of any equity investment the Company may decide to make in any investment vehicle managed by an entity other than BAM or any of its subsidiaries. Any Excess Equity Investment Fees that have been incurred but have not been applied to reduce either the Base Management Fee as provided in Section 8(a)(iv) or the Incentive Compensation as provided in this Section 8(b)(v) for any installment, shall be applied to reduce the immediately succeeding installment of the Base Management Fee and the Incentive Compensation in the same manner as provided in Section 8(a)(iv) and this Section 8(b)(v) until the Company has received full credit for the Equity Investment Fees.

(c) Diligence Fees. The Company shall pay to the Manager a Diligence Fee for every mortgage loan diligenced by the Manager in connection with a potential acquisition. This fee covers loan underwriting, appraisal review, title review, and transaction management activities. The Company will pay the Manager Diligence Fees only with respect to mortgage loans that are acquired or that would have been allocated to the Company had they been acquired by the acquisition vehicle.

(d) Commissions. The Company shall reimburse the Manager for Commissions on acquisitions or sales relating to the investments acquired for the Company.

(e) Closing Fees. The Company shall pay to the Manager a Closing Fee for every mortgage loan acquired. The Closing Fee is in addition to the Diligence Fee and covers servicing setup, collateral review and closing transaction management. This Closing Fee applies only to mortgage loans acquired for the Company by the Manager.

SECTION 9. EXPENSES OF THE COMPANY. The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) excepting those expenses that are specifically the responsibility of the Manager as set forth herein. Without limiting the generality of the foregoing, expenses to be paid by the Company include, but are not limited to, the following:

(a) expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets, other than those covered by the Diligence Fees;

(b) costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company and its Subsidiaries by providers retained by the Manager or, if provided by the Manager’s employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(c) the compensation of the Independent Directors and expenses of the Company’s directors and the cost of liability insurance to indemnify the directors and officers of the Company and its Subsidiaries;

(d) costs associated with the establishment and maintenance of any credit facilities or other indebtedness of the Company and its Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any securities offerings of the Company and its Subsidiaries;

(e) expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange or other market center, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials and of communicating with shareholders with respect to any meeting of the stockholders of the Company;

(f) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company and its Subsidiaries;

(g) expenses incurred by managers, officers, employees and agents of the Manager for travel on behalf of the Company and its Subsidiaries and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of Assets or establishment and maintenance of any credit facilities and other indebtedness or any securities offerings of the Company and its Subsidiaries or in connection with fulfilling its other obligations under this Agreement;

(h) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(i) compensation and expenses of the custodian and transfer agent of the Company and its Subsidiaries, if any;

(j) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(k) all taxes and license fees;

(l) all insurance costs incurred in connection with the operation of the business of the Company and its Subsidiaries except for the costs attributable to the insurance that the Manager elects or is required by Section 7(e) to carry for itself and its employees;

(m) costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of the Assets;

(n) all other costs and expenses relating to the business and investment operations of the Company and its Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(o) expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company and its Subsidiaries or Assets separate from the office or offices of the Manager;

(p) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(q) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency; and

(r) all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

In addition, the Company will be required to reimburse the Manager upon request for the pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required or advisable for the operations of the Company and its Subsidiaries. These expenses will be allocated between the Manager and the Company based on the ratio of the proportion of gross assets of the Company and its Subsidiaries compared to all remaining gross assets managed by the Manager as calculated at each quarter end. The Manager and the Company will modify this allocation methodology, subject to the Board of Directors’ approval, if the allocation becomes inequitable (i.e., if the Company becomes highly leveraged compared to the Manager’s other funds and accounts). The Manager hereby waives its right to request reimbursement from the Company of these expenses until such time as it determines to rescind that waiver. The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to be or construed as a waiver of reimbursement for similar expenses in future periods.

Except as noted herein, the Manager is responsible for all costs and expenses incident to the performance of its duties under this Agreement, including compensation of the Manager’s executives and employees and other related expenses and overhead.

In the event that the Company’s initial public offering is consummated, the Company will reimburse the Manager for all organizational, formation and offering costs and expenses it has incurred on behalf of the Company.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred and have not yet been paid or are incurred in connection with such expiration or termination.

SECTION 10. CALCULATIONS OF EXPENSES.

The Manager shall prepare a statement documenting the Expenses of the Company and its Subsidiaries and the Expenses incurred by the Manager on behalf of the Company during each fiscal quarter, and shall deliver such statement to the Company within 30 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company to the Manager on or before the fifth (5th) business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

SECTION 11. LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, directors, members, managers, employees, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager and the officers, directors and employees of the Manager, its officers, directors and employees, will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by any such Person, performed pursuant to or in accordance with this Agreement, except by reason of acts determined by a final non-appealable order of a court of competent jurisdiction to constitute bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Company and each Subsidiary shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its officers, stockholders, directors, employees, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager, together with the managers, officers, directors and employees of the Manager, its officers, members, directors and employees (each a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) (“Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from (i) the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement, or (ii) any claims by the employees of BAM relating to the terms and conditions of their employment by BAM.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee in writing of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. The Indemnitor may settle any claim against an Indemnitee without such Indemnitee’s consent, provided that (i) such settlement is without any Losses whatsoever to such Indemnitee, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnitee, and (iii) the Indemnitor obtains an effective written release of liability for such Indemnitee from the party to the claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnitee, and a dismissal with prejudice with respect to all claims made by the party against such Indemnitee in connection with such claim.

(d) The Indemnitee may defend the claim, or assume such claim from the Indemnitor, as the case may be, and engage counsel of its own choosing in order to do so, if (i) the Indemnitee reasonably determines that the conduct of its defense assumed by the Indemnitor pursuant to Section 11(c) could be materially prejudicial to the Indemnitee’s interests, (ii) the Indeminitor does not assume defense of such claim in writing pursuant to Section 11(c) within thirty (30) days of receipt of a notice of claim, or (iii) the Indemnitor shall have failed, in such Indemnitee’s reasonable judgment, to defend the claim in good faith. If the Indemnitee is entitled to defend such claim by engaging counsel of its own choosing pursuant to this Section 11(d) and it elects to do so, then the Indemnitor shall be responsible for legal fees of such counsel and any good faith settlement of such claim entered into by such Indemnitee. Except as provided in the immediately preceding sentence, no Indemnitee may pay or settle any claim and seek reimbursement therefor.

SECTION 12. NO JOINT VENTURE. Nothing in this Agreement shall be construed to make the Company and each Subsidiary and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 13. TERM; TERMINATION.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect through December 31, 2012 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”). With respect to the end of the Initial Term or any Renewal Term, this Agreement may be terminated by the Company annually upon the affirmative vote of at least two-thirds of the

Independent Directors or the holders of a majority of the outstanding shares of common stock (other than those shares held by BAM or its Affiliates) based upon (i) unsatisfactory performance by the Manager that is materially detrimental to the Company or its Subsidiaries or (ii) the Company’s determination that the compensation payable to the Manager hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. The Company may not terminate this Agreement without cause prior to the end of the Initial Term. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than one hundred eighty (180) days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than one hundred eighty (180) days from the date of the notice, on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than forty-five (45) days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within forty-five (45) days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) ten (10) days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) Subject to subsection (c) below and Section 15 of this Agreement, and in recognition of the level of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three (3) times the sum of (a) the average annual Base Management Fee and (b) the average annual (or if the period is less than 24 months, annualized) Incentive Compensation earned by the Manager during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c) Following the Initial Term, the Manager may decline to renew this Agreement by delivering written notice to the Company informing it of the Manager’s intention no later than one hundred eighty (180) days prior to the end of the Initial Term or the anniversary date of this Agreement during any Renewal Term, as the case may be, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the final date of the Initial Term or on the anniversary date of this Agreement next following the delivery of such notice, respectively. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 13(c).

(d) If this Agreement is terminated pursuant to Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b), 15(b), and 16 of this Agreement. In addition, Sections 11 and 18 of this Agreement shall survive termination of this Agreement.

SECTION 14. ASSIGNMENT.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors; provided, however, that no such consent shall be required in the case of an assignment by the Manager to an Affiliate of BAM. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(b), 2(c) and 2(d) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign this Agreement to any of its Affiliates without the Company’s approval if such assignment does not require the Company’s approval under the Investment Advisers Act of 1940, as amended.

SECTION 15. TERMINATION FOR CAUSE.

(a) The Company may terminate this Agreement at any time (including during the Initial Term) effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, without payment by the Company of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or forty-five (45) days after written notice of such breach if the Manager takes steps to cure such breach within thirty (30) days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, (v) there is a dissolution of the Manager or (vi) there is a Change of Control which a majority of the Independent Directors determines is materially detrimental to the Company and its Subsidiaries taken as a whole.

(b) The Manager may terminate this Agreement at any time (including during the Initial Term) effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(b).

(c) The Manager may terminate this Agreement at any time, without payment by the Company of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

SECTION 16. ACTION UPON TERMINATION. From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or Section 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 17. RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST. The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its officers, directors, employees, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 18. REPRESENTATIONS AND WARRANTIES.

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii) The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

SECTION 19. NOTICES. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Bayview Mortgage Capital, Inc.
4425 Ponce de Leon Blvd., 4th Floor

Coral Gables, FL 33146
Attention: Brian E. Bomstein, Esq.

(b)	If to the Manager:

Bayview Fund Management, LLC
4425 Ponce de Leon Blvd., 4th Floor
Coral Gables, FL 33146
Attention: Brian E. Bomstein, Esq.

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

SECTION 20. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 21. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

SECTION 22. AMENDMENTS. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

SECTION 23. GOVERNING LAW; WAIVER OF JURY TRIAL; ATTORNEYS’ FEES.

(a) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida.

(b) EACH PARTY HEREBY KNOWINGLY, VOLUNTARY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

(c) In the event of a dispute with reference to this Agreement, the prevailing party shall be entitled to attorneys’ fees and costs incurred in resolving such dispute at all levels, including appeals.

SECTION 24. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 25. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

SECTION 26. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 27. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 28. GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 29. JOINDER. Each Subsidiary of the Company will become a party to this Agreement by executing a Joinder Agreement substantially in the form attached hereto as Exhibit B.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BAYVIEW MORTGAGE CAPITAL, INC.

By:
Name:
Title:

BAYVIEW FUND MANAGEMENT, LLC

By:
Name:
Title:

EXHIBIT A

GUIDELINES

•	No investment shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes;

•	No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act;

•	Any assets the Company purchases will be in the targeted assets of the Company (as determined from time to time by the Board of Directors); and

•

Until appropriate assets can be identified, the Manager may deploy the proceeds of any offerings of capital stock of the Company or other cash of the Company in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with the Company’s intention to qualify as a REIT.

EXHIBIT B

FORM OF JOINDER AGREEMENT

THIS JOINDER (the “Joinder”) to the Management Agreement, (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Bayview Fund Management, LLC (the “Manager”) and Bayview Mortgage Capital, Inc. (the “Company”), dated as of [            ], 2009, is made and entered into as of [            ], by [            ] (the “Undersigned”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, as of the date hereof, the Undersigned is a Subsidiary of the Company; and

WHEREAS, the Agreement provides that prior to becoming a party to the Agreement, the Undersigned shall have executed and delivered to the Company a written undertaking to be bound by the terms and conditions of the Agreement in the form of this Joinder, and the Undersigned agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. The Undersigned hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, the Undersigned shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby deemed as, a Subsidiary for all purposes thereof and entitled to all the rights incidental thereto, and shall hold the status of a Subsidiary.

2. Notice Information; Capital Accounts; Authorized Representatives. The address and authorized representatives of the Undersigned are as follows:

Name and Address

[ ]

Attention: [ ]

Telephone: [ ]

Facsimile: [ ]

Authorized Representatives

Name	Signature

[ ]

3. Representations and Warranties. The Undersigned hereby makes to the Company, jointly and not severally, all of the representations and warranties set forth in Section 18 of the Agreement

4. Governing Law; Waiver of Jury Trial; Attorney’s Fees.

(a) This Joinder shall be governed by and construed and interpreted in accordance with the laws of the State of Florida.

(b) EACH PARTY HEREBY KNOWINGLY, VOLUNTARY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS JOINDER AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

(c) In the event of a dispute with reference to this Joinder, the prevailing party shall be entitled to attorneys’ fees and costs incurred in resolving such dispute at all levels, including appeals.

5. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

6. Counterparts. This Joinder may be executed in counterparts each of which, taken together, shall constitute one and the same original.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first written above.

[ ]

By:
Name:
Title:

ACCEPTED AND AGREED: BAYVIEW FUND MANAGEMENT, LLC

By:
Name:
Title: